Exhibit 99.1

10990 Roe Avenue Overland Park, KS 66211 Phone 913 696 6100 Fax 913 696 6116 News Release

September 29, 2010

YRC Worldwide Board of Directors Approves

Tentative Labor Agreement and Reverse Stock Split

•	Agreement designed to improve YRCW long-term market competitiveness and provide for re-entry into multi-employer pension funds

•	Ratification targeted for completion by late October 2010

OVERLAND PARK, KAN. — YRC Worldwide Inc. (NASDAQ: YRCW) today announced that its board of directors has approved a tentative agreement with the International Brotherhood of Teamsters, and the Teamsters approved submitting the tentative agreement to the company’s Teamster represented employees for ratification. The agreement is designed to significantly improve the company’s competitive position in the marketplace. Additionally, the agreement provides for re-entry of the YRCW operating companies into the multi-employer pension plans to which they contribute in a manner that provides important member benefits while maintaining an improved competitive market position for the company. Additional details regarding the terms of the tentative agreement can be found in the Form 8-K current report filed today with the Securities and Exchange Commission.

As previously announced, the ratification of the agreement by company’s employees represented by the Teamsters is targeted for completion by late October 2010.

The company plans to amend its certificate of incorporation on September 30, 2010 to implement a reverse stock split with a ratio of 1:25. The reverse stock split will be effective on the NASDAQ exchange on October 1, 2010. The reverse stock split will reduce the number of authorized common shares to 80 million from the current 2 billion and reduce the number of outstanding common shares to approximately 48 million from the current approximately 1.2 billion.

*    *    *    *    *

Forward-Looking Statement:

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “designed,” “provides,” “targeted” and similar expressions are intended to identify forward-looking statements. The company’s expectations regarding the effects of the tentative agreement and the timing of its ratification are only its expectations regarding these matters. The company’s actual future results could differ materially from those projected in such forward-looking statements because of a number of factors, including (among others) whether the Teamster employees ratify the tentative agreement and the timing of any ratification of the tentative agreement, whether multi-employer pension funds to which the company contributes approve the company’s re-entry into the funds and the terms and conditions of any re-entry, the company’s ability to generate sufficient cash flows and liquidity to fund operations, which raises substantial doubt about the company’s ability to continue as a going concern, inflation, inclement weather, price and availability of fuel, sudden changes in the cost of fuel or the index upon which the company bases its fuel surcharge, competitor pricing activity, expense volatility, including (without limitation) expense volatility due to changes in rail service or pricing for rail service, ability to capture cost reductions, changes in equity and debt markets, a downturn in general or regional economic activity, effects of a terrorist attack, labor relations, including (without limitation) the impact of work rules, work stoppages, strikes or other disruptions, any obligations to multi-employer health, welfare and pension plans, wage requirements and employee satisfaction, and the risk factors that are from time to time included in the company’s reports filed with the Securities and Exchange Commission.

*    *    *    *    *

YRC Worldwide Inc., a Fortune 500 company headquartered in Overland Park, Kan., is a leading provider of transportation and global logistics services. It is the holding company for a portfolio of successful brands including YRC, YRC Reimer, YRC Glen Moore, Reddaway, Holland and New Penn, and provides China-based services through its Jiayu and JHJ joint ventures. YRC Worldwide has the largest, most comprehensive network in North America with local, regional, national and international capabilities. Through its team of experienced service professionals, YRC Worldwide offers industry-leading expertise in heavyweight shipments and flexible supply chain solutions, ensuring customers can ship industrial, commercial and retail goods with confidence. Please visit www.yrcw.com for more information.

Investor Contact:	Paul Liljegren
913.696.6108
Paul.Liljegren@yrcw.com

Media Contact:	Suzanne Dawson
Linden, Alschuler & Kaplan
212.329.1420
sdawson@lakpr.com

Web site: www.yrcw.com

Follow YRC Worldwide on Twitter: http://twitter.com/yrcworldwide